Exhibit 99.1
CONTACT:
     Brad Ankerholz +1-770-644-3062
           Vice President and Treasurer
PRESS RELEASE:
Graphic Packaging Announces Acceptance and Payment for Early Tender
from Holders of 9.50% Senior Subordinated Notes Due 2013
Marietta, Georgia — September 29, 2010 — Graphic Packaging International, Inc. (“Graphic Packaging”), a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), announced today that it has accepted for purchase tenders of $209,825,000 aggregate principal amount of its 9.50% Senior Subordinated Notes due 2013 (CUSIP No. 38869PAD6) (the “Notes”). The Notes accepted for purchase were tendered at or prior to 5:00 p.m. New York City time, on Tuesday, September 28, 2010 (the “Early Tender Date”), pursuant to Graphic Packaging’s previously announced tender offer for the Notes. The terms and conditions of the tender offer are set forth in Graphic Packaging’s Offer to Purchase and related Letter of Transmittal dated as of September 15, 2010 (the “Offer to Purchase”).
As previously announced in the press release on September 15, 2010, the tender offer will expire at 8:00 a.m., New York City time, on Thursday, October 14, 2010, unless extended (the “Expiration Date”).
As set forth in the Offer to Purchase, Graphic Packaging will accept for purchase only such portion of each holder’s validly tendered Notes such that the aggregate principal amount of Notes purchased in connection with the tender offer does not exceed $250,000,000. If holders tender more than $40,175,000 aggregate principal amount of the Notes after the Early Tender Date and prior to the Expiration Date, and the Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated based on the aggregate principal amount of Notes validly tendered in the tender offer after the Early Tender Date. Pursuant to the Offer to Purchase, tendered Notes may not be withdrawn. All Notes tendered but not accepted for purchase will be promptly returned to tendering holders.
Holders whose Notes have been accepted for purchase on the Early Tender Date will be entitled to receive $1,018.33, payable in cash, for each $1,000.00 principal amount of Notes accepted for purchase, as well as accrued and unpaid interest to, but not including, the early settlement date. Graphic Packaging will settle payment for the Notes accepted for purchase on the Early Tender Date today. Holders who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date will receive $988.33, payable in cash, for each $1,000 principal amount of Notes accepted for purchase, as well as accrued and unpaid interest to, but not including, the final settlement date. Graphic Packaging expects to settle payment for any remaining Notes accepted for purchase on October 14, 2010.
Graphic Packaging has retained Banc of America Securities LLC as the exclusive dealer manager in connection with the tender offer. Graphic Packaging has retained Global Bondholder Services Corporation to serve as the depository agent and information agent for the tender offer. Questions regarding the tender offer and requests for documents may be directed to Banc of America Securities LLC, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the Offer to Purchase and related Letter of Transmittal may also be obtained from the information agent, Global Bondholder Services Corporation at (866) 807-2200 (U.S. toll-free) and (212) 430-3774 (collect).
This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated September 15, 2010.

About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the company’s web site at http://www.graphicpkg.com.
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Forward Looking Statements
Any statements of the company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the tender offer, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. These risks and uncertainties include, but are not limited to, the company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including the continued availability of the company’s net operating loss offset to taxable income, and those that impact the company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the company’s periodic filings with the SEC.
SOURCE Graphic Packaging International, Inc.